TERRAFORM POWER ANNOUNCES ACQUISITION OF 77.6 MW OF DISTRIBUTED SOLAR POWER PLANTS

•	$250 Million Purchase from Capital Dynamics Delivers 39 Solar Plants in Five States
•	19-Year Weighted Average Contract Life, Diversified Credit Worthy Counterparties
•	Transaction Delivers $21 Million in Unlevered Cash Available for Distribution (CAFD)

BELTSVILLE, MD, Oct. 29, 2014 – TerraForm Power, Inc. (NASDAQ: TERP), a global owner and operator of renewable energy power plants, today announced that it will acquire 77.6 MW DC of distributed generation solar power plants from the Capital Dynamics U.S. Solar Energy Fund, L.P. (the “Fund”), a closed-end private equity fund focused on solar energy across the U.S.

The distributed generation assets acquired from the Fund will further enhance the diversity and quality of TerraForm Power’s portfolio. The 39 solar power plants in the acquired portfolio are located in five U.S. states including California, Massachusetts, New Jersey, New York and Pennsylvania. The portfolio‘s power purchase agreements have a weighted average remaining contract life of 19 years with a weighted average credit rating of A3/A-.

“This transaction demonstrates TerraForm Power’s momentum in delivering on our growth strategy and our ability to execute third-party acquisitions” said Carlos Domenech, Chief Executive Officer of TerraForm Power. “These high quality assets are expected to provide TerraForm Power with an attractive levered cash-on-cash return of approximately 9% while adding further geographic and cash flow diversification. The transaction continues to cement our leadership position in the fragmented distributed generation marketplace.”

Mr. Domenech continued, “Today’s announcement underscores TerraForm Power’s ability to work with world-class partners in acquiring high quality portfolios. It also demonstrates TerraForm’s scalable capabilities in underwriting and managing large portfolios of power plants.”

Upon closing, the transaction is expected to provide approximately $21 million in unlevered Cash Available For Distribution (CAFD) in the twelve month period following the transaction closing. The transaction will be immediately accretive to CAFD per share.

TerraForm Power will pay $250 million in aggregate consideration to acquire the unlevered portfolio. The acquisition is expected to be funded through committed debt financing including an increase in TerraForm Power’s existing term loan facility by $275 million. Concurrent with this transaction, TerraForm Power will also increase the size of its existing revolving credit facility to $215 million. TerraForm Power expects that these capital increases will also fully fund the previously announced Hudson Energy acquisition.

“The increase in our secured revolving credit facility highlights TerraForm Power’s strong financial position,” said Alex Hernandez, TerraForm Power’s Chief Financial Officer. “This expanded facility provided by our bank group gives us a flexible capital source and additional liquidity to execute our growth strategy.”

The transaction is expected to close in the fourth quarter of 2014, subject to regulatory approvals and customary closing conditions.

Barclays and JP Morgan acted as exclusive financial advisors to TerraForm Power.

TerraForm Power will host a conference call for investors to discuss the transaction.

Date:      Thursday, October 30

Time:     8:00 am EST

Dial-in information

Toll-free Dial-In:	(844) 464-3938
International Dial-In:	(765) 507-2638
Conference ID:	28605092

Webcast link:     http://www.media-server.com/m/p/oss432de

The presentation materials for the call and an archived recording of the call will be available following the call on the events page of the investor section of TerraForm Power’s website at http://ir.terraform.com.

About TerraForm Power

TerraForm Power (NASDAQ:TERP) is a renewable energy leader that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating renewable energy power plants. For more information about TerraForm Power, please visit: http://www.terraform.com.

About Capital Dynamics

Capital Dynamics is an independent global asset manager that invests in private equity and clean energy infrastructure. For more information about Capital Dynamics, please visit http://www.capdyn.com/.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including with respect to expected cash-on-cash return and cash available for distribution, timing of the completion of the acquisition, expansion of TerraForm Power’s existing term loan and revolving credit facilities, future growth and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “intend,” “project,” “target,” “plan,” “believe” and similar terms and expressions. Forward-looking statements are based on current expectations and assumptions. Although TerraForm Power believes that its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, among others: the failure of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; delays or unexpected costs during the completion of projects under construction; TerraForm Power’s ability to successfully identify, evaluate and consummate acquisitions from SunEdison, Inc. or third parties, including the acquisition of the solar operating projects from Capital Dynamics; government regulation; operating and financial restrictions under agreements governing indebtedness; TerraForm Power’s ability to borrow additional funds and access capital markets; TerraForm Power’s ability to compete against traditional and renewable energy companies; and hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages. Furthermore, any dividends are subject to available capital, market conditions and compliance with associated laws and regulations.

TerraForm Power undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The cash-on-cash return and cash available for distribution are estimates as of today’s date, October 29, 2014, and are based on assumptions believed to be reasonable as of this date. TerraForm Power expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause TerraForm Power’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect TerraForm Power’s future results included in TerraForm Power’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, TerraForm Power makes available free of charge at www.terraform.com copies of materials it files with, or furnishes to, the SEC.

Cash Available for Distribution (CAFD)

CAFD is a supplemental non-GAAP measure of TerraForm Power’s ability to earn and distribute cash to investors. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

TerraForm Power Contact Information

Media:

Bruce Dunbar

TerraForm Power

bruce.dunbar@finsbury.com

+1 (646) 805-2070

Investors/Analysts:

Brett Prior

TerraForm Power

bprior@terraform.com

+1 (650) 889-8628